Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS

JACKSON, Miss. (July 23, 2018) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter and fifty-two weeks ended June 2, 2018.

Net sales for the fourth quarter of fiscal 2018 were $443.1 million, a 61.4 percent increase, compared with $274.6 million for the fourth quarter of fiscal 2017. The Company reported net income of $71.8 million, or $1.48 per basic and diluted share, for the fourth quarter of fiscal 2018, compared with a net loss of $24.5 million, or $0.51 per basic and diluted share, for the fourth quarter of fiscal 2017. The fourth quarter of fiscal 2018 was a 13-week period compared with 14 weeks for the same period in fiscal 2017.

For the fiscal year ended June 2, 2018, net sales were $1,502.9 million compared with $1,074.5 million for the prior-year period. The Company reported net income of $125.9 million, or $2.60 per basic and diluted share, for fiscal 2018, compared with net loss of $74.3 million, or $1.54 per basic and diluted share, for the year-earlier period. Fiscal 2018 included 52 weeks compared with 53 weeks for fiscal 2017. Results for fiscal 2018 were favorably affected by a $43.0 million, or $0.89 per basic and diluted share, tax benefit related to the Tax Cuts and Jobs Act (TCJA) tax reform legislation and the subsequent revaluation of the Company’s deferred tax liabilities at the new, lower corporate tax rate. The Company recorded provisional adjustments related to the TCJA in the third quarter and recorded adjustments related to the completed analysis in the Company’s fourth quarter. These results also include an after-tax charge of $54.8 million, or $1.13 per basic and diluted share, recorded in the second quarter of fiscal 2018, related to the settlement of certain previously disclosed antitrust litigation.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our financial and operating performance for the fourth quarter, marking a strong finish to fiscal 2018. Notably, these results represent the best fourth quarter performance in the Company’s history. The impressive sales gains reflect strong consumer demand and significantly higher average selling prices compared with the same period a year ago. The Easter holiday and retail grocery promotions featuring shell eggs were key drivers of sales for the fourth quarter along with good foodservice demand. These favorable market conditions supported our business with a significant improvement in profitability compared with a year ago. Importantly, our financial performance allows us to resume our quarterly cash dividend payment to our shareholders.

“Market prices were exceptionally strong during the first part of the quarter, but fell significantly following the Easter holiday. Overall, average customer selling prices were up 74.1 percent compared with the fourth quarter last year. According to reports from IRI, a consumer market research firm, retail demand has been favorable throughout this period, especially around the Easter holiday season. Export demand remained at near historical levels during the fourth quarter. Together, these demand trends have supported market prices at recent production levels. However, according to recent USDA reports, the chick hatch rate has been up for the last eight months, and has increased by approximately 10 percent since the beginning of calendar 2018. Given these trends, the projected increase in the U.S. laying hen flock and potential excess shell egg supply could create additional pricing pressure.”

Baker continued, “Specialty eggs, excluding co-pack sales, accounted for 25.5 percent of our sales volumes for the fourth quarter, compared with 22.7 percent a year ago. Specialty egg revenue was 29.0 percent of total shell egg revenue, compared with 42.0 percent for the fourth quarter of fiscal 2017, reflecting significantly higher market prices for non-specialty eggs in the current period. Specialty eggs remain a primary focus of our growth strategy, and we strive to offer a favorable product mix that reflects consumer demand trends. As the egg industry moves forward in anticipation of the expected increase in demand for cage-free eggs, we are working closely with our customers to ensure their needs are met through this transition. As such, we intend to make the required investments in our operations and adjust our cage-free production capacity in line with expected demand.

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CALM Reports Fourth Quarter and Fiscal 2018 Results

July 23, 2018

“We are also closely monitoring industry developments surrounding a proposed referendum that will be on the ballot for voters in California later this calendar year. This referendum mandates, over a period of time, that all egg production in California must be cage-free with specific space requirements for laying hens. In addition, if passed, the referendum will require that all eggs and egg products sold in the state of California must be cage-free by a certain future date. This referendum, if adopted, could affect sourcing and production of eggs in California, which would create uncertainty surrounding supply and pricing in other areas of the country.

“Our operations have performed well throughout fiscal 2018, as our managers across all Cal-Maine Foods locations have maintained a consistent focus on efficient and responsible management. For the fourth quarter, operating income was $91.3 million compared with an operating loss of $38.3 million a year ago. Our feed costs for the fourth quarter were up 9.2 percent over last year, due to the higher cost of feed ingredients, primarily soybean meal, and a slightly lower feed conversion rate. Our overall farm production costs per dozen for the fourth quarter were also slightly higher than a year ago. Feed costs have been volatile since the end of our fiscal year, but have come down recently. Looking ahead, the current corn and soybean crops are ahead of schedule, and favorable growing conditions should support lower prices for feed ingredients. However, the current geopolitical risks associated with the recently imposed and additional proposed tariffs are creating more price volatility and uncertainty.

“We are proud of our accomplishments for fiscal 2018, as we continued to execute our growth strategy with favorable results. Looking ahead, we will remain focused on this same strategy: manage our operations efficiently and responsibly, provide a favorable product mix, including cage-free and other specialty eggs, and look for acquisition or other growth opportunities that enhance our operations. Above all, we are focused on meeting the needs of our customers and providing excellent service. We have a strong balance sheet, including a new five-year, $100 million revolving credit facility, that provides additional financial flexibility to support our growth strategy, and we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2019,” said Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. At the end of the Company's third quarter of fiscal 2018, cumulative losses to be recovered prior to paying a dividend were $20.5 million. The Company's net income for the fourth quarter of 2018 was $71.8 million. Therefore, for the fourth quarter of fiscal 2018, the Company will pay a dividend of $17.1 million, or $0.351 per share, to holders of its common and Class A common stock. The dividend is payable on August 21, 2018 to holders of record on August 6, 2018.

Selected operating statistics for the fourth quarter and fiscal 2018 compared with the prior-year periods are shown below:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	June 2, 2018	June 3, 2017	June 2, 2018	June 3, 2017
Dozen Eggs Sold (000)	251,955	273,015	1,037,713	1,031,130
Dozen Eggs Produced (000)	215,729	237,006	873,307	870,252
% Specialty Sales (dozen)*	25.5%	22.7%	23.5%	22.9%
% Specialty Sales (dollars)*	29.0%	42.0%	32.0%	43.6%
Net Average Selling Price (dozen)	$1.694	$0.973	$1.397	$1.007
Net Average Selling Price Specialty Eggs (dozen)	$1.941	$1.823	$1.916	$1.939
Feed Cost (dozen)	$0.416	$0.381	$0.394	$0.399
*Excludes co-pack specialty eggs

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CALM Reports Fourth Quarter and Fiscal 2018 Results

July 23, 2018

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2018 Results

July 23, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS
	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	June 2, 2018	June 3, 2017	June 2, 2018	June 3, 2017
Net sales	$443,095	$274,584	$1,502,932	$1,074,513
Gross profit	141,216	12,006	361,046	45,550
Operating income (loss)	91,315	(38,291)	102,675	(132,094)
Other income	2,575	5,141	14,662	17,800
Income (loss) before income taxes and noncontrolling interest	93,890	(33,151)	117,337	(114,294)
Income (loss) before income taxes attributable to Cal-Maine Foods, Inc.	93,561	(33,011)	117,073	(114,145)

Net income (loss)	$71,767	$(24,471)	$125,932	$(74,278)

Net income (loss) per share:
Basic	$1.48	$(0.51)	$2.60	$(1.54)
Diluted	$1.48	$(0.51)	$2.60	$(1.54)
Weighted average shares outstanding
Basic	48,289	48,329	48,353	48,362
Diluted	48,495	48,329	48,468	48,362

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CALM Reports Fourth Quarter and Fiscal 2018 Results

July 23, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS
	June 2, 2018	June 3, 2017
ASSETS
Cash and short-term investments	$331,017	$156,026
Receivables	85,839	64,509
Income tax receivable	—	52,691
Inventories	168,644	160,692
Prepaid expenses and other current assets	2,020	2,288
Current assets	587,520	436,206

Property, plant and equipment (net)	425,384	458,184
Other noncurrent assets	137,543	138,704
Total assets	$1,150,447	$1,033,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$86,856	$59,853
Income taxes payable	17,446	—
Current maturities of long-term debt	3,536	4,826
Current liabilities	107,838	64,679

Long-term debt, less current maturities	2,554	6,113
Deferred income taxes and other liabilities	84,373	117,809
Stockholders' equity	955,682	844,493
Total liabilities and stockholders' equity	$1,150,447	$1,033,094

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